GRAINGER REPORTS RECORD SALES OF $6.9 BILLION AND
EARNINGS PER SHARE OF $6.04 FOR THE YEAR ENDED DECEMBER 31, 2008.

2008 Highlights
·	Sales of $6.9 billion, up 7 percent, 6 percent on a daily basis
·	EPS were $6.04, up 22 percent
·	Earnings for the year include two unusual items totaling $0.13 per share
o	$0.08 per share in Q4 for write down of investment in joint venture
o	$0.05 per share in Q2 for government legal settlement
·	Operating cash flow was $530 million
·	5.7 million shares were repurchased
·	$516 million to shareholders in form of dividends and share repurchases
·	Pretax ROIC* was 29.8 percent versus 28.5 in 2007
Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

CHICAGO, January 26, 2009 – Grainger (NYSE: GWW) today reported record sales, earnings and earnings per share for the year ended December 31, 2008.  Sales of $6.9 billion were up 7 percent versus 2007.  Net earnings of $475 million increased 13 percent versus $420 million in 2007.  Earnings per share of $6.04 increased 22 percent versus $4.94 in 2007.

“Grainger had another record year in 2008,” said President and Chief Executive Officer Jim Ryan.  “We were pleased with our operating performance, particularly given the challenging economic environment in the fourth quarter.  Our 11.4 percent operating margin was an improvement of approximately 100 basis points over 2007.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Ryan said, “At the same time we were expanding our operating margins, we also made great progress on our market expansion and product line expansion programs.  These programs should continue to help us gain share during the current economic environment.”

Ryan added, “We cannot accurately predict or control the economy, however, we can control how we run the business.  We are focusing on our strengths of helping customers save money through a broad offering of products, fast delivery, outstanding customer service and a strong balance sheet to back it up.

He concluded, “In November, we gave annual sales guidance of -5% to +5% for 2009. Since then, the macroeconomic trends have deteriorated. Based on our sales run rate in January, we are somewhat below the low end of this range, so we are implementing actions now in anticipation of weak sales results. Given the great uncertainty in the economy, we are not providing 2009 annual sales and earnings guidance at this time.”

For Grainger’s 2008 fourth quarter, sales were $1.6 billion, a decrease of 1 percent versus the 2007 fourth quarter.  There were 64 sales days in both the 2008 and 2007 fourth quarters.  Daily sales increased 4 percent in October, decreased 2 percent in November and decreased 5 percent in December.  The 1 percent decline for the quarter included a 2 percentage point decline from foreign exchange, offset by a net 1 percentage point lift from price and volume.  Net earnings of $108 million increased 3 percent versus $104 million in 2007.  Earnings per share of $1.39 increased 9 percent versus $1.28 in 2007.  Included in net earnings was a $6 million write down of Grainger’s investment in a joint venture in India, or $0.08 per share.

Grainger Branch-based segment
Daily sales in the 2008 fourth quarter for this segment, which includes branch-based businesses in the United States, Mexico, China and Panama, were flat.  Daily sales grew by 5 percent in October, declined by 2 percent in November and declined by 5 percent in December.

During the quarter, the company opened two new full-service branches in the United States and closed one storefront location.  As part of the market expansion program in Mexico, the company opened two new branches.

	Fourth Quarter 2008 Branch Summary
	9/30/08	Opened	Closed	12/31/08
United States
Branch	418	2	(1)	419
Will-Call Express	20			20
Mexico	20	2		22
China	1			1
Panama	1			1
Total	460	4	(1)	463

As a result of relocating branches under the U.S. market expansion program, the company sold one branch for a gain of $4.6 million in the fourth quarter of 2008 compared to a gain of $1.8 million in the fourth quarter of 2007.  For the full year, the company sold 7 branches for a gain of $9.7 million as compared to gains on the sale of property in 2007 of $6.6 million.  The market expansion program in the United States is now complete.

In the United States, sales in the quarter decreased 1 percent.  The largest declines came from heavy manufacturing, retail and contractors, partially offset by an increase in sales to the government sector.

Results for market expansion by phase were:
Phase	Markets	4Q’08 Increase/(Decrease)	Full Year Increase/(Decrease)
1	Atlanta, Denver, Seattle	(5)%	7%
2	Four markets in Southern California	(2)%	5%
3	Houston, St. Louis, Tampa	6%	10%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	(5)%	2%
5	Dallas, Detroit, Greater New York, Phoenix	(6)%	3%
6	Chicago, Minneapolis, Pittsburgh and San Francisco	(1)%	6%

Market expansion contributed $476 million in incremental sales in 2008 versus $402 million in 2007.  Program related operating earnings were $43.2 million in 2008 versus $21.4 million in 2007.  Consistent with the overall downturn in the economy, beginning in October most of these markets saw negative sales growth, which significantly affected sales and operating margin results for the quarter and year.  “We are pleased with customer response to the upgrades.  We expect the program to continue to yield incremental benefits through 2013,” said Ryan.  “As a result, we plan to selectively make upgrades in other markets in the future.”

Product line expansion contributed approximately 1 percentage point to the quarterly growth for this segment.  Products added over the last three years delivered $687 million in sales in 2008, which exceeded the company’s expectations.

Sales in Mexico were down 11 percent in U.S. dollars for the fourth quarter versus the same period in 2007, but were up 8 percent in local currency.  Sales benefited from Mexico’s market expansion program including the seven new branches opened in 2008, but the rate of growth slowed as a result of the weakening U.S. and Mexican economies.

Operating earnings for the quarter were up 13 percent in the Grainger branch-based segment despite the 1 percent decline in sales.  This positive operating leverage was the result of a 1 percent improvement in gross profit margins and a 2 percent decline in operating expenses.  Contributing to the decline in operating expenses were lower advertising expenses, bonus accruals, sales commissions, severance and lower bad debt provisions, due to improved collection efficiency.

Acklands-Grainger Branch-based segment
Sales for the quarter were down 6 percent versus the 2007 fourth quarter in U.S. dollars, up 16 percent in local currency.  On a daily basis, sales in local currency were up 18 percent in October, 18 percent in November and 15 percent in December.  Strong sales to agriculture, mining, oil and gas and government customers were partially offset by weakness in the forestry sector.  During the quarter, Acklands did not open or close any branches and ended the year at 154 branches.

Operating earnings declined 14 percent in the 2008 fourth quarter, but increased 5 percent in local currency.  This improvement resulted from increased sales and improved gross profit margins, partially offset by higher operating expenses which included expenses related to the bankruptcy of a provider of freight payment services.

Lab Safety Supply (LSS)
Sales for the fourth quarter of 2008 were down 3 percent versus the 2007 fourth quarter. Daily sales were up 3 percent in October, down 2 percent in November and down 11 percent in December.  Sales from the acquisition of Highsmith contributed 9 percentage points to growth in the quarter.  Excluding this acquisition, sales were down by 12 percent reflecting continued weakness with Lab Safety’s government and manufacturing customers.  Operating earnings declined 57 percent for the quarter, due to lower sales and gross profit margins, and higher operating expenses related to integration costs for the Highsmith acquisition.

Other
During the quarter, the company recorded net interest expense of $3.5 million versus $0.2 million of net interest expense recorded in the fourth quarter of 2007.  This was primarily the result of the $500 million in intermediate debt obtained in May 2008.

In the fourth quarter, the company wrote down its entire investment in Asia Pacific Brands India Ltd.  The write down, due to the inability of Asia Pacific Brands India Ltd. to maintain adequate operating capital, resulted in a $0.08 per share charge.  The weakened global economy significantly affected Asia Pacific Brands’ outlook, including the bankruptcy of one of its major suppliers.  This write down combined with the $0.05 per share charge the company took in the second quarter relating to a legal settlement with the government, made up the $0.13 per share in unusual items for the year.

The effective income tax rate was 37.9 percent and 38.1 percent in the 2008 and 2007 fourth quarters, respectively.  Excluding the effect of after tax items related to the write down and the earnings of unconsolidated entities, the effective tax rate for the 2008 fourth quarter was 36.7 percent versus 38.5 percent in the 2007 fourth quarter.  The lower effective tax rate for 2008 was primarily the result of a lower weighted average state tax rate and an increased deductibility of executive compensation expenses.

For the full year, the effective income tax rate was 38.5 percent in 2008 and 38.4 percent in 2007.  For 2009, the company is estimating its effective tax rate to be approximately 38.9 percent, excluding the effect of equity in net income of unconsolidated entities.

Cash flow
Operating cash flow was $195 million for quarter and $530 million for the year.  The company paid $31 million in dividends to shareholders and repurchased 1.4 million shares of stock for $104 million in the quarter.  In 2008 the company used cash from operations to fund growth initiatives through capital expenditures of $195 million and returned $516 million in cash to shareholders in the form of dividends and share repurchases.

Approximately 7.4 million shares remain under the current repurchase authorization at the end of the year.

W.W. Grainger, Inc. with 2008 sales of $6.9 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States, Canada, Mexico, China and Panama.  Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger's employees help customers get the job done.  Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a Podcast regarding fourth quarter 2008 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “estimating”, “expect”, “plan to”, “predict”, “sales and earnings guidance”, “should” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Ernest Duplessis	Laura Brown
Vice President, Internal & External Communications	Vice President, Investor Relations
847/535-4356	847/535-0409

Robb Kristopher	William Chapman
Director, Media Relations	Director, Investor Relations
847/535-0879	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	($ in thousands except for per share data)
	2008	2007	2008	2007
Net sales	$1,592,655	$1,611,753	$6,850,032	$6,418,014
Cost of merchandise sold	912,592	940,272	4,041,810	3,814,391
Gross profit	680,063	671,481	2,808,222	2,603,623

Warehousing, marketing and administrative expenses	499,506	504,320	2,025,550	1,932,970
Operating earnings	180,557	167,161	782,672	670,653

Other income and (expense)
Interest income	1,427	943	5,069	12,125
Interest expense	(4,894)	(1,157)	(14,485)	(2,974)
Equity in net income of unconsolidated entities	807	1,663	3,642	2,016
Write-off of investments in unconsolidated entity	(6,031)	–	(6,031)	–
Unclassified-net	1,782	94	2,351	41
Total other income and (expense)	(6,909)	1,543	(9,454)	11,208

Earnings before income taxes	173,648	168,704	773,218	681,861

Income Taxes	65,733	64,312	297,863	261,741

Net earnings	$107,915	$104,392	$475,355	$420,120

Earnings per share -Basic	$1.42	$1.32	$6.21	$5.10
-Diluted	$1.39	$1.28	$6.04	$4.94

Average number of shares outstanding -Basic	75,882,116	79,324,996	76,579,856	82,403,958
-Diluted	77,754,362	81,837,403	78,750,328	85,044,963

Segment results:
	2008	2007	2008	2007
Sales
Grainger Branch-based	$1,331,966	$1,337,998	$5,678,823	$5,352,520
Acklands-Grainger	162,065	171,673	727,989	636,524
Lab Safety Supply	100,693	104,010	450,725	434,663
Intersegment sales	(2,069)	(1,928)	(7,505)	(5,693)
Net sales to external customers	$1,592,655	$1,611,753	$6,850,032	$6,418,014

Operating earnings
Grainger Branch-based	$186,336	$164,414	$782,747	$669,441
Acklands-Grainger	12,407	14,508	54,263	44,218
Lab Safety Supply	4,790	11,096	45,386	54,287
Unallocated expense	(22,976)	(22,857)	(99,724)	(97,293)
Operating earnings	$180,557	$167,161	$782,672	$670,653

Company operating margin	11.3%	10.4%	11.4%	10.5%
ROIC* for Company			29.8%	28.5%
ROIC* for Grainger Branch-based			38.7%	36.7%
ROIC* for Acklands-Grainger			14.3%	12.9%
ROIC* for Lab Safety Supply			23.2%	29.5%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
	At December 31, ($ in thousands)
Assets	2008	2007
Cash and cash equivalents	$396,290	$113,437
Marketable securities	–	20,074
Accounts receivable – net	589,416	602,650
Inventories (1)	1,009,932	946,327
Prepaid expenses and other assets	73,359	61,666
Deferred income taxes	52,556	56,663
Prepaid income taxes	20,535	–
Total current assets	2,142,088	1,800,817
Property, buildings and equipment - net	930,310	878,345
Deferred income taxes	97,442	54,658
Investment in unconsolidated entities	20,830	14,759
Goodwill	213,159	233,028
Other assets and intangibles – net	109,566	112,421
Total assets	$3,513,395	$3,094,028

Liabilities and Shareholders’ Equity
Short-term debt	$19,960	$102,060
Current maturities of long-term debt	21,257	4,590
Trade accounts payable	290,802	297,929
Accrued compensation and benefits	309,302	308,758
Accrued expenses	118,633	102,607
Income taxes payable	1,780	10,459
Total current liabilities	761,734	826,403
Long-term debt (2)	488,228	4,895
Deferred income taxes and tax uncertainties	31,197	20,727
Accrued employment-related benefits (3)	198,431	143,895
Shareholders' equity (4)	2,033,805	2,098,108
Total liabilities and shareholders’ equity	$3,513,395	$3,094,028

(1)	Inventories increased $64 million, or 7%, primarily due to increased sales volumes and the product line expansion initiative.
(2)	Long-term debt increased $483 million due to the term loan agreement entered into in May 2008.
(3)
Accrued employment-related benefits increased $55 million or 38% due to increases in post-retirement liabilities resulting from declines in market values of underlying plan assets and also a decrease in assumed discount rates, driven by recent economic conditions.

(4)
Common stock outstanding as of December 31, 2008 was 74,781,029 shares as compared with 79,459,415 shares at December 31, 2007.  The Company repurchased 1.4 million shares during the 2008 fourth quarter, bringing the total for the year to 5.7 million shares.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
	Twelve Months Ended December 31, ($ in thousands)
	2008	2007
Cash flows from operating activities:
Net earnings	$475,355	$420,120
Provision for losses on accounts receivable	12,924	15,436
Deferred income taxes and tax uncertainties	3,161	(18,632)
Depreciation and amortization:
Property, buildings and equipment	112,443	106,839
Capitalized software and other intangibles	27,127	25,160
Stock-based compensation	45,945	35,551
Tax benefit of stock incentive plans	2,299	3,193
Net gains on sales of property, buildings and equipment	(9,232)	(7,254)
Write-off of unconsolidated entity	6,031	–
(Income) losses from unconsolidated entities – net	(3,642)	(2,016)
Change in operating assets and liabilities:
(Increase) in accounts receivable	(5,592)	(41,814)
(Increase) in inventories	(92,518)	(97,234)
(Increase) in prepaid income taxes	(20,535)	–
(Increase) in prepaid expenses	(11,073)	(2,342)
(Decrease) in trade accounts payable	(6,960)	(39,436)
Increase (decrease) in other current liabilities	(51,085)	54,457
Increase (decrease) in current income taxes payable	(7,784)	2,304
Increase in accrued employment-related benefits cost	54,536	17,705
Other – net	(923)	(3,162)
Net cash provided by operating activities	530,477	468,875
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(169,013)	(176,783)
Additions to capitalized software	(12,343)	(8,556)
Cash paid for business acquisitions	(34,290)	(4,698)
Investments in unconsolidated entities	(6,487)	(2,138)
Other – net	19,498	(4,782)
Net cash used in investing activities	(202,635)	(196,957)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(81,425)	102,303
Long-term debt issuance	500,000	–
Stock options exercised	46,797	113,500
Excess tax benefits from stock-based compensation	13,158	30,696
Purchase of treasury stock	(394,247)	(647,293)
Cash dividends paid	(121,504)	(113,093)
Net cash (used in) financing activities	(37,221)	(513,887)
Exchange rate effect on cash and cash equivalents	(7,768)	6,935
Net increase (decrease) in cash and cash equivalents	282,853	(235,034)
Cash and cash equivalents at beginning of year	113,437	348,471
Cash and cash equivalents at end of period	$396,290	$113,437
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